Exhibit 16
Ernst & Young LLP
One Kennedy Square
777 Woodward Avenue
Suite 1000
Detroit, Michigan 48226

March 13, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
     We have read Item 4.01 of Form 8-K dated March 13, 2008, of Asset Acceptance Capital Corp. and are in agreement with the statements contained in the second, third and fourth sentences of the first paragraph on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.